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                                                                    Exhibit 99.1


For Immediate Release

             PRICEWATERCOOPERS LLP AND DOCUMENTUM FORGE STRATEGIC
                                GLOBAL ALLIANCE

PLEASANTON, Calif. -- September 29, 1999 -- Documentum, Inc. (NASDAQ: DCTM), and PricewaterhouseCoopers have forged a strategic global alliance to develop, sell and deliver a pre-eminent solution for managing manufacturing documents in the highly regulated pharmaceutical industry environment.

The venture addresses the substantial market need for a complete, scalable and flexible content management1 enterprise architecture not currently offered by a single software and consulting team.

Through their years of experience in defining, delivering and managing manufacturing implementations, PricewaterhouseCoopers and DOCUMENTUM understand the immediate challenges pharmaceutical companies can surmount by effectively managing hundreds of thousands of regulatory documents on a global basis. Although it is a high priority for companies, in most cases this management is still performed manually. Regulatory document management costs typically represent 10 to 15 percent of a pharmaceutical or healthcare product manufacturing facility's annual costs. More importantly, the ability to coordinate compliance-critical documents between new product development and production launch sites during the new product introduction process can decrease time-to-market by months and create significant new revenue gains.

The unrivalled combination of DOCUMENTUM's Internet-scalable content management solutions with PricewaterhouseCoopers's deep pharmaceutical industry knowledge, process and technology consulting experience will provide leading drug manufacturers with a single source for their complete compliance engineering needs. These combined efforts will help customers accelerate the new product introduction process, reduce operational costs and improve compliance effectiveness everywhere in the world.

"PricewaterhouseCoopers and DOCUMENTUM will pioneer an innovative solution to replace error-prone manual systems across the enterprise that will immediately benefit global pharmaceutical companies," said Thomas Heydler, vice president and general manager of the Applications Business Unit at DOCUMENTUM, Inc. "PricewaterhouseCoopers' selection of DOCUMENTUM as a cornerstone of its pharmaceutical practice is testament to our industry-leading technology. Their global implementation capabilities and vertical industry acumen, coupled with their e-business approach made them the natural choice for this strategic relationship."

Both DOCUMENTUM and PricewaterhouseCoopers are making significant contributions to ensure the new venture's success:

  PricewaterhouseCoopers and DOCUMENTUM will devote senior-level industry, compliance, and technology consultants to co-develop DOCUMENTUM's Internet-scalable, industry specific content management solutions. These consultants will be co-located at DOCUMENTUM's Pleasanton, Calif. headquarters.

  PricewaterhouseCoopers has formed a major global implementation network with Centers of Excellence across North America, Europe and Japan that can draw from a
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  team of 5000 consultants with pharmaceutical industry, DOCUMENTUM, and systems integration expertise. These highly trained consultants will complement the existing team from DOCUMENTUM.

"DOCUMENTUM is a premier provider of Internet-scale content management software. PricewaterhouseCoopers welcomes the opportunity to build a major global practice around DOCUMENTUM, and together we are poised to establish breakaway e-business solutions for the pharmaceutical industry," said Fergus Byrne, global pharmaceutical consulting leader, PricewaterhouseCoopers.

PricewaterhouseCoopers has defined several customized and packaged services that will help customers implement, migrate, configure and validate the solution, which they plan to demonstrate at their showcase Zone facility in Philadelphia.

In addition, the strategic alliance includes plans to expand beyond manufacturing documentation to address other key e-business solution areas in the value chain, such as R&D, and sales and marketing in pharmaceuticals, and also into other vertical market segments.

Notes to editors:
1 As defined by the market, content management is the information contribution, collaboration and control that allows organizations to dynamically create and reuse documents, manuals, publications, and Web pages. The term "content" encompasses text, images, applets, graphics and multimedia, such as video, audio and animation.

About DOCUMENTUM
DOCUMENTUM, Inc. is the leading provider of content management solutions that accelerate innovation and shorten time-to-revenue. Nearly 700 global corporations rely on DOCUMENTUM to speed the development and marketing of new products and services that grow the top-line. DOCUMENTUM fuels applications with the trusted, personalized content required in e-business interactions that lead to the point of purchase. Tailored to specific vertical markets, the DOCUMENTUM offering includes its best-in-class content management technology, the DOCUMENTUM 4i platform, and a family of Web applications to support collaboration, innovation and e-business. Headquartered in Pleasanton, Calif., DOCUMENTUM software and services are sold through a direct sales force, systems integrators and affiliated distributors worldwide. Additional information is available at www.documentum.com.

Since 1993, DOCUMENTUM has helped accelerate the new drug application process, allowing the world's largest pharmaceutical companies to speed new products to global markets and capture millions of dollars in new revenues. With more than 80 major installations in the pharmaceutical industry today, DOCUMENTUM's proven technology successfully manages the generation and delivery of high quality information from research and development through to commercialization and production in a secure e-business environment.

About PricewaterhouseCoopers
The PricewaterhouseCoopers pharmaceutical practice (www.pwcglobal.com/pharma/) comprises a full spectrum of international professional experience developed over many years working with leading pharmaceutical companies. We believe it is our detailed understanding of the issues confronting the industry that differentiates us, adding value to our client's business. The sector team includes over 2,000 industry, functional and technical specialists who are highly experienced in delivering creative ideas and practical solutions to our clients. In many countries we are positioned as policy advisers, and participate in industry forums and associations worldwide.
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The Management Consulting Services practice of PricewaterhouseCoopers helps clients maximize their business performance by integrating strategic change, process improvements and technology solutions. Through a worldwide network of skills and resources, consultants manage complex projects with global capabilities and local knowledge, from strategy through implementation. PricewaterhouseCoopers (www.pwcglobal.com) is the world's largest professional services organization. Drawing on the knowledge and skills of 150,000 people in 150 countries, we help our clients solve complex business problems and measurably enhance their ability to build value, manage risk and improve performance.

PricewaterhouseCoopers refers to the US firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

Documentum is a trademark of Documentum, Inc. in the U.S. and other countries. All other company and product names are used for identification purposes only and may be trademarks of their respective owners.